Lake Shore Bancorp, Inc. Reports Improved Third Quarter 2013

Net Income of $1.0 Million, Up 14% From 2012

DUNKIRK, N.Y. — October 28, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced third quarter 2013 net income of $1.0 million, or $0.17 per diluted share, compared with net income of $863,000, or $0.15 per diluted share, for the prior year third quarter. The Company earned $2.7 million, or $0.47 per diluted share, for the nine months ended September 30, 2013, compared to net income of $2.8 million, or $0.48 per diluted share for the same period in 2012.

2013 Third Quarter and Year-to-Date Highlights:

•	Third quarter 2013 net interest margin improved 15 basis points, to 3.30%, compared to third quarter 2012.
•	Average interest-bearing core (non-time) deposits grew $14.8 million, or 10.4%, from third quarter 2012.
•	Return on average assets was 0.81% for the third quarter of 2013, a 12 basis point increase in comparison to third quarter 2012.
•	The Bank’s asset quality remained a core strength with metrics significantly better than broad industry or peer averages.

“Our third quarter 2013 results reflect continued effective execution of the Bank’s operating strategy as well as our focus on core deposit growth, maintaining an efficient operating profile, and consistently solid asset quality metrics,” said Daniel P. Reininga, President and Chief Executive Officer. “Despite sluggish economic activity across Upstate New York, the continuation of a low interest rate environment, and increased regulatory burdens, we were able to increase our net interest margin by 15 basis points in comparison to the prior year quarter.  We accomplished this by reducing our dependence on more costly CDs and borrowings, while continuing to effectively manage our funding base.”

Third quarter 2013 net interest income was $3.7 million, consistent with third quarter 2012, as lower interest income from the securities portfolio was offset by reduced interest expense on deposits and long-term borrowings. Third quarter 2013 interest income was $4.6 million compared to $4.8 million in the prior year quarter. The reduced interest income for the current quarter was due to a $13.5 million decrease in the average balance of the securities portfolio along with lower average yields for both the securities and loan portfolios, down 14 and 17 basis points, respectively.   Interest expense for third quarter 2013 was lower by $257,000, or 22.5%, compared to the prior year quarter, as a result of a 25 basis point decline in the Bank’s average rate on interest bearing liabilities, and a decrease in the average balance of interest bearing liabilities of $6.4 million.

Net interest income was $11.2 million for the nine months ended September 30, 2013 compared to $11.3 million for the same period in 2012. Interest income for the first nine months of 2013 was $13.9 million, a decrease of $1.0 million, compared to $14.9 million for the same period in 2012. This decrease was reflective of lower average securities portfolio balances along with a 19 basis point reduction in the average yield on interest-earning assets in the nine months ended September 30, 2013 compared to the prior year period.  Interest expense for the nine months ended September 30, 2013, of $2.7 million, declined by $906,000, or 25.2%, compared to the same period in 2012. Interest expense for the period was down as a result of both a $9.3 million reduction in the average balance of interest bearing liabilities and a 29 basis point decrease in the average rate paid on interest bearing liabilities. The lower average balance of interest bearing liabilities reflected a $15.5 million reduction in the average balance of CDs and an $8.5 million decline in the average balance of borrowings, partially offset by increased average balances in other core transaction accounts.

The Bank’s net interest margin for the third quarter 2013 was 3.30%, a 15 basis points improvement from 3.15% for the third quarter of 2012. The improvement resulted from a 25 basis point decline in the rate paid on interest bearing liabilities, reflecting a reduction in average borrowings and CD balances, partially offset by a 5 basis point decline in the average rate earned on interest earning assets, along with a lower average balance of interest earning assets.  The Bank’s net interest margin for the nine months ended September 30, 2013 was 3.31%, an increase of 5 basis points compared to 3.26% for the prior year period.

Third quarter 2013 non-interest income was $541,000, an increase of $35,000, or 6.9%, from the quarter ended September 30, 2012.  Non-interest income for the nine months ended September 30, 2013 was $1.6 million, an increase of 5.9%, from the same period in 2012.  In both the third quarter and nine months ended September 30, 2013, non-interest income included a $206,000 gain on sales of $2.3 million of municipal bonds and a single mortgage-backed security for $500,000, partially offset by a non-cash, pre-tax other-than-temporary impairment write-down of a single asset-backed security for $180,000.

Non-interest expense was $3.0 million for third quarter 2013, an increase of $139,000, or 4.8%, compared with the prior year quarter. This increase was primarily due to higher occupancy and equipment costs resulting from the April 2013 opening of the Bank’s new office in Snyder, New York, as well as increased other expenses  for foreclosed real estate, telecommunications and donations during the current quarter.  For the nine months ended September 30, 2013, non-interest expense of $9.4 million increased by $390,000, or 4.3% from the same period in 2012. The increase in the first nine months of 2013 was primarily due to $182,000 in additional occupancy and equipment costs primarily due to increases in software maintenance costs, property taxes, maintenance and repairs of buildings and equipment and the opening of the Snyder branch office, along with a $73,000 increase in professional service costs, and a $63,000 increase in salary and benefit expense.

The third quarter 2013 provision for loan losses of $60,000, was down from $220,000 for the prior year quarter, reflecting a continuation of the Bank’s stable asset quality metrics. The provision for loan losses for the nine month period ended September 30, 2013 was $105,000, a decrease of $165,000, from the same period in 2012. The Bank’s asset quality metrics remained strong in relation to peer and industry norms. Nonperforming loans as a percentage of total loans at September 30, 2013 were 1.05% compared to 0.89% at December 31, 2012 and 1.09% at June 30, 2013.

Total assets at September 30, 2013 were $485.4 million, an increase of $3.0 million from December 31, 2012. Total deposits at September 30, 2013 were $391.2 million, up $12.6 million from December 31, 2012. Average interest-bearing core (non-time) deposits were $157.5 million during the third quarter 2013, an increase of $14.8 million or 10.4% compared to third quarter 2012.  Stockholders’ equity was $65.4 million at the end of the third quarter of 2013, compared to $67.0 million at the end of 2012, reflecting a $3.9 million decrease in unrealized gains on available for sale securities partially offset by $2.7 million of net income for the nine months ended September 30, 2013.

Cash Dividend Declared

The Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on November 19, 2013, to shareholders of record as of November 5, 2013. Based on the Company’s closing stock price of $11.76 on October 18, 2013, the implied dividend yield for the Company’s common stock was 2.4%. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.5%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The MHC previously obtained the approval of its members (depositors of Lake Shore Savings Bank) to waive the MHC’s receipt of this dividend, as well as any future quarterly dividends declared by the Company on its common stock up to $0.28 per share during the 12 month period ending February 26, 2014.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eleven full-service branch locations in Western New York. The Company had total assets of $485.4 million and total deposits of $391.2 million as of September 30, 2013. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Depew, East Amherst, Hamburg, Kenmore, Orchard Park and Snyder, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)

Total assets	$485,434	$482,387
Cash and cash equivalents	19,471	19,765
Securities available for sale	162,220	159,368
Loans receivable, net	273,788	272,933
Deposits	391,152	378,543
Short-term borrowings	11,700	11,200
Long-term debt	9,150	14,400
Stockholders’ equity	65,370	66,985

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,626	$4,815	$13,908	$14,908
Interest expense	886	1,143	2,695	3,601
Net interest income	3,740	3,672	11,213	11,307
Provision for loan losses	60	220	105	270
Net interest income after provision for loan losses	3,680	3,452	11,108	11,037
Total non-interest income	541	506	1,571	1,484
Total non-interest expense	3,013	2,874	9,375	8,985
Income before income taxes	1,208	1,084	3,304	3,536
Income tax expense	222	221	612	771
Net income	$986	$863	$2,692	$2,765
Basic and diluted earnings per share	$0.17	$0.15	$0.47	$0.48
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)

Return on average assets	0.81%	0.69%	0.74%	0.75%
Return on average equity	6.09%	5.16%	5.40%	5.60%
Average interest-earning assets to average interest-bearing liabilities	119.17%	120.35%	119.36%	119.36%
Interest rate spread	3.15%	2.95%	3.16%	3.06%
Net interest margin	3.30%	3.15%	3.31%	3.26%

	September 30,	December 31,
	2013	2012
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.05%	0.89%
Non-performing assets as a percent of total assets	0.71%	0.62%
Allowance for loan losses as a percent of total net loans	0.66%	0.66%
Allowance for loan losses as a percent of non-performing loans	63.25%	74.63%